Exhibit 99.2

American Oriental Bioengineering Inc.

Third Quarter 2007 Financial Results

November 05, 2007

Operator: Please stand by, we’re about to begin. Good day, ladies and gentlemen. Thank you for standing-by and welcome to the American Oriental Bioengineering Inc. Third Quarter 2007 Financial Results Conference Call. At this time all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-session. Instructions will be provided at that time for you to queue up for questions.

I would like to remind everyone that today’s conference is being recorded. I would now like to turn the conference over to Bill Zima with Integrated Corporate Relations. Please go ahead sir.

Bill Zima: Thank you everyone and welcome to the AOB’s third quarter 2007 conference call. On our call today is Tony Liu, Chairman and Chief Executive Officer; Ms. Lily Li, Chief Operating Officer and Chief Financial Officer; Wilfred Chow, Senior Vice President of Finance; Hong Zhu, Vice President of Investor Relations; Jun Min, Vice President and Director; Binsheng Li, Director and Chief Accounting Officer and Jiang Sheng (sp?), Chief Scientific Officer.

Before we begin, I would like to mention that this conference call may contain in addition to historical information, forward-looking statements about AOB within the meaning of the Federal Securities Laws.

Forward looking statements includes statements concerning plans, objectives, goals, strategies, future events, our performance and underlying assumptions and other statements that are historical in nature. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may result in expectations not being realized, and may cause actual outcome to differ materially from the expectations reflected in these forward-looking statements.

Potential risks and uncertainties includes products, service, demand and acceptance, changes in technology or economic conditions, the impact of competition on pricing, the impact of governmental regulation and other risks contained in the report filed by the company with the SEC.

All such forward-looking statements whether written or oral, whether made or by on behalf of the company, are expressly qualified by the cautionary statements and other cautionary statements, which accompany the forward-looking statement, because forward-looking statements are subject to risks and uncertainties we caution you not to place undue reliance on these statements. Forward looking statement that are made during this conference call speaks only as of this date and all written and oral forward-looking statements are qualified by such statements. For more information on this matter, we encourage you to review the company’s most recent 10-K filing.

With this said, I would now like to turn the call over to Tony Liu and Jing Dai (sp?), who will translate on behalf of Tony. Go ahead Tony.

Tony Liu: (Mandarin spoken).

Jing Dai: Good afternoon everyone.

Tony Liu: (Mandarin spoken).

Jing Dai: Welcome to our third quarter 2007 conference call.

Tony Liu: (Mandarin spoken).

Jing Dai: I would like to provide you with just a overview of our business. Wilfred Chow will then take you through our financial results for the third quarter and Lily Li will conclude our prepared remarks by discussing our third quarter results and our outlook for the fourth quarter and the reminder of the year. And after that, we will be very happy to answer any of your questions.

Tony Liu: (Mandarin spoken).

Jing Dai: Overall, our results for the third quarter were strong and continue to reflect our commitment to serving the needs for plant-based pharmaceutical and nutraceutical products in China. Our results reflect the ongoing dedication and commitment from our entire organization and I thank all of our employees for their hard work over the past quarter.

Tony Liu: (Mandarin spoken).

Jing Dai: We continue to take the necessary steps to build the leading fully integrated plant-based pharmaceutical and nutraceutical business in China one that is dedicated to improving the health and wellness of Chinese consumers. Our strategy of organic and acquisition-led growth has resulted in successful revenue improvement and has increased our market share and brand segments in China.

Tony Liu: (Mandarin spoken).

Jing Dai: The pharmaceutical business and regulatory environment continues to improve as the government agency’s taken off their controls of an orderly market. Our ability to adapt quickly to the changing environment and rebound quickly to market trends provides AOBO with a strong advantage against our competitors.

Tony Liu: (Mandarin spoken).

Jing Dai: We have completed two acquisitions recently that have improved our product lines and broadened our distribution reach. During the third quarter, we closed on the Changchun Xinan Pharmaceutical Group acquisition, and after the close of the third quarter we completed the acquisition of Guangxi Boke Pharmaceutical Company. Lily, will provide you with greater details on each acquisition and their synergies with our existing business.

Tony Liu: (Mandarin spoken).

Jing Dai: Overall, we are on the right path for continued growth in all areas of our business. We thank you for your support, as we continue to pursue a strategy that will position AOBO as a leading company in the plant-based healthcare industry.

Tony Liu: (Mandarin spoken).

Jing Dai: I’ll now turn the call over to Wilfred who will review our financial results for the third quarter.

Wilfred Chow: Thank you, Tony. For the third quarter net sales increased 61% to $43.5 million compared to $27.1 million in the prior year’s period, driven by increased selling and distribution efforts within our three key product categories.

Sales of our plant-based pharmaceutical product increased to 78% to $35.5 million compared to $19.9 million in the third quarter of last year. Among our two PBP product categories, our Prescription segment increased a healthy 44% to $15.6 million and our OTC segment increased 120% to $19.8 million.

Our prescription product sales continue to be fueled by the Shanghuanlian injection powder and Cease Enuresis gel while our over-the-counter product were driven by continued strong sales of our Jinji products.

The third quarter sales of our plant-based nutraceutical product increased to 12% to $8 million compared to $7.2 million in the prior year. This increase reflects continued growth of our peptide series of products.

Gross profit for our third quarter increased to 73% to $30.7 million compared to $17.7 million in the prior year. Gross profit margin for the third quarter increased to 510 basis points to a 70.5% compared to 65.4%.

This increase in gross margin was primarily due to the further improved operating efficiencies and a stabilized pricing environment for our leading over-the-counter and prescription products.

Selling and marketing expenses increased to $5.86 million or 13% of sales in the third quarter compared to $2.2 million or 8% of sales in the prior year as the company continued to increase the number of employees and compensation to support overall revenue growth. Additional selling and marketing expenses were related to an increase in our sales force.

General and administrative expenses increased 1% to 9% of sales compared to 8% prior year due to our increased general and administrative activities to support our sales growth. Third quarter advertising expenses increased to $6.9 million or 16% of sales up from $3.6 million or 13% of sales last year. This percentage is consistent with our first half of 2007 advertising expenditures.

Operating income for the third quarter increased to $14 million compared to $9.4 million in the comparable quarter last year.

Operating margin was down slightly to 32.1% from 34.5% in the prior year third quarter. As we continue to invest in the business by ramping up our sales force and increasing our advertising budget.

Net income increased to 58% to $11.9 million or $0.16 per diluted shares, compared to $7.6 million or $0.12 per diluted share in the prior year period.

The income tax rate for the company in the third quarter decreased to 17% compared to 20% in the prior year. This lower income tax rate was a result of increased revenue coming from our GLP subsidiaries, which enjoy a 0% tax rate for the first two years beginning with the close of this acquisition in April, 2006.

Looking at the balance sheet, our cash position increased to $170.6 million compared to $108.4 million at the end of second quarter 2007. This is primarily the result of our equity offering, which closed on July 3rd, for 9.3 million shares at a price of 7.99.

Total liability at the end of the third quarter was $47.2 million compared to $28.4 million at the end of the second quarter. Third quarter revenue increased to $15.3 million compared to $12.1 million at the end of second quarter.

Accounts receivable was $15.3 million compared to $11.9 million at the end of the second quarter. Cash flow from operation increased to $27 million compared to $15.1 million in the prior year, primarily due to our increase in net income.

Our working capital increased to $175 million compared to $114 million at the end of the second quarter of 2007.

Overall, we are pleased with our financial results. We have achieved a respectable growth, which through existing product line as well as through acquisitions. Our acquisition have quickly become integrated itself not only to our incremental revenue, but provides synergy to us to grow the entire business through (sp?) and enhance the product offering, and broaden distribution channel as well as increased geographic presence. And now, I would like to turn the call over to Lily.

Lily Li: Thank you, Wilfred. We were pleased to see revenues in the third quarter increase from a strong second quarter. We continue to execute on our strategy with a strong emphasis on the OTC business. We believe our increasingly diversified product portfolio, market position, marketing strategy, trusted brand name, and growing distribution network, all contributed to our performance.

Our revenue growth in the third quarter was attributed to the following factors. First, new product launches such as Yi Mu Cao. Second, our existing product lines continue to grow due to the strength of our marketing strategy. And third, as a successful consolidator of businesses, we seek growth through acquisitions.

As we discussed on last quarter’s conference call, our flexibility allowed us to respond to slowing growth in the prescription business earlier this year by deploying more resources towards our OTC business. This quick response allowed us to effectively grow the OTC business in the second and third quarter. To further our growth in the OTC business, we also launched new products like our Yi Mu Cao product line, which has been a growing contributor to our OTC revenue base. This is also a higher margin product with the significantly recurring revenue opportunity. Yi Mu Cao is an excellent example of our ability to launch our product and build it into an important piece of our business.

Our existing product lines are also growing based on our unique marketing strategy and we will continue to strengthen the market position for our core product.

The Shanghuanlian product line and the Cease Enuresis Gel contributed significantly to the growth in our prescription product category this quarter. And it shows that it’s is our more mature products that can be significant contributors.

Additionally, our GLP acquisition, which had contributed to our result for five quarters, is now fully integrated and is a significant contributor to our organic growth. We believe the Jinji series from GLP is a great example of our management team’s ability to successfully integrate acquisitions, leverage our existing infrastructure and after full year of comparisons began to show true organic growth.

As I have mentioned, the bulk of our focus remains on the OTC business, as the prescription business has been somewhat more challenging this year, still we believe AOBO is in a position of a competitive strength in the prescription market. Government regulations continue to be tight with regard to the pharmaceutical business, as companies must need more stringent requirements for drug approvals, as a result it now takes longer for a drug to be approved.

We believe this is a positive for our pharmaceutical business as we now have a sufficient portfolio of products that are already approved by the State FDA. Therefore, we do not need to submit new drug applications in order to market our product.

We have in our portfolio approval of over 300 approved quality healthcare products, which we can selectively grow this products up based on timing, synergy and margin opportunities. This is our strength over competitors in this challenging environment.

Our increased focus on our OTC business has been a positive step for the company’s overall performance. During the third quarter, we continue to increase our presence in the healthcare sector with existing and new over-the-counter products. Our Jinji brand represents a significant opportunity for us and we are beginning to realize respectable flow of revenue from the Jinji product line.

We are also pleased by the contribution from our nutraceutical product and continue our focus on expanding the number of locations that distributes this product. Nutraceutical products remains an important contributor to our revenue and grew 12% year-over-year.

AOBO has solidified its position as an aggressive brand consolidator in China’s health-care market. We have successfully executed the integration of several acquisitions that leverage our solid marketing sales, distribution and management. We believe our experience; consolidating brands will continue to be a significant competitive advantage for our growth going forward.

As we have previously announced, in the third quarter, we closed this acquisition of Changchun Xinan Pharmaceutical Group Company, CCXA. The purchase price was approximately US$28.5 million and we financed that acquisition with cash.

CCXA was a privately owned business, primarily serving the rural health care market with more than 100 pharmaceutical products in its portfolio. We believe some of the products from this business will be highly complementary to our existing Jinji product line, while CCXA’s products cover both the prescription and OTC market.

The majority of the sales come from the rural market which is also a key area of focus for our business. And will help us to penetrate those markets with our existing product line as well. In 2006, CCXA was profitable and it generated approximately US$9 million in revenue with approximately 25 products contributing to the overall revenue.

Some of these products include Mubao, a blood circulation enhancer for treatment of PMS. Kanguzensheng tablet is for osteothyte treatment. Yakangling, a plant-based prescription that treats gingivitis and Manbao, a plant-based male sexual drive enhancer.

Our strategy for CCXA is to build a portfolio product and position them based on quality and a reasonable price. For the one month that CCXA contributed to AOBO revenues, we generated US$1.2 million in revenue, which was slightly above our expectations.

We expect to leverage existing distribution channels while expanding our marketing efforts. And we believe we have the resources to grow CCXA’s business at an above market average rate by offering quality products to new markets at reasonable prices. Additionally, after close of the third quarter, we closed on the acquisitions of Guangxi Boke Pharmaceutical Company in an all cash transaction, valued at US$36.5 million, located in the city of Nanning in Guangxi province of China.

Boke was a privately owned company that manufactured and distribute plant-based pharmaceutical, nutraceutical and personal care products, marketed primarily in China. The majority of these products have been sold over-the-counter.

In 2006, Boke generated revenues of approximately US$12 million and was profitable. The acquisition will be accretive to our business in the fourth quarter. Boke’s lead revenue generating product and AOBO’s initial area of focus for integration is a line of nationally recognized nasal products designed to alleviate nasal congestion and sinus relief, like Jinji. This line is part of our brand series with products available in various forms, including spray, tablet, capsule and granule form.

Our strategy in the coming year is to make Boke’s nasal spray one of the leading brands in the nasal spray category. As we successfully integrate Boke’s leading products into our marketing and distribution network, we intent to develop several other Boke products.

Boke has a sales force that exceeds 500 individuals and an expansive distribution network of primarily pharmacies throughout China. We believe that a portion of Boke’s distribution network can expand AOBO’s total points of presence in China. Furthermore, we believe that AOBO can bring some innovative marketing ideas to Boke’s product line that will enable us to grow that business.

For both CCXA and Boke acquisitions and similar to the prior acquisitions such as GLP, we also see the potential to improve operating efficiency, add greater structure to the product line and implement a more beneficial pricing strategy. As part of this effort, we intend to infuse CCXA and Boke into AOBO’s corporate culture and will “incentivize” their employees to improve productivity and efficiency to each business.

We are excited about the remainder of the year and about 2008 and believe we are very well positioned for more tests (sp?) compelling growth going forward for several reasons. Our broad product line allows us to tap into several different types of markets and therefore enables us to better withstand competitive, regulatory or economic pressures.

We continue to benefit from a strong distribution network and that we remain committed to getting our growing product lines to the most effective point-of-sale, which include hospitals, clinics, and pharmacies, as well as supermarkets, fitness centers, and pharmacies.

Our geographic presence also continues to grow as we begin to penetrate the rural markets through the CCXA’s acquisition. Importantly, we are also focused on improving profitability from all our distribution points.

We maintain a strong sales force comprised of more than 2,000 professionals, as well as an extensive network of independent distributors. This strength and the geographic breadth of our revenue generating sales force allows us to most effectively penetrate markets. We remain committed to keeping our finger on the pulse of the market and our significant presence allows us to better understand and meet the needs of the consumer as well.

We remain firm in our conviction that our management team and our operating platform are the best available to execute on our plan to grow both organically and through acquisition, as we increase brand awareness, introduce new products and leverage our strengths.

Regarding our financial guidance for the full fiscal year 2007, we now anticipate total revenue of approximately US$160 million, which represents a year-over-year increase of 45.2%. This full year guidance includes approximately US$8 million in revenues from the acquisitions of CCXA and Boke. For the full year, we anticipate diluted earnings per share of approximately $0.16 based on an estimated weighted average diluted share count of 72 million for the full year.

Seasonality and acquisition integration can cause our quarterly comparisons to fluctuate. As a result, we are focused right now on full year 2008 results and we fully expect that on an annualized basis an organic revenue growth rate of at least 30%, which includes all product lines managed by AOBO for at least four quarters. We believe the key to achieving those targets is to remain focused on the OTC sales strategy, which we began emphasizing more strongly in the wake of concerns earlier this year about the prescription market. Our flexibility at that time allowed us to quickly move resources to the OTC product and we believe this shift will continue going forward so that we can optimize growth and the profitability overall.

We remain committed to our three core business categories and we expect that our prescription and nutraceutical segments will continue to increase sales on a year-over-year basis with the majority of our revenue growth coming from our over-the-counter products.

Finally, I would like to address the issue of our acquisition strategy. We plan to continue to make acquisitions that are accretive and are the best possible use of our cash and that will add long-term value to our business. We believe that we have found in CCXA and Boke two of the best possible acquisitions to integrate into AOBO and we will continue to explore additional acquisitions that can provide us with a further increase of scale and branding.

We are still seeing some great opportunities in the marketplace and although we have seen a recent uptick in purchase prices, we believe the pool of available target companies will continue to increase. With US$170 million in cash on our balance sheet as of September 30, 2007 and approximately, a US$130 million in net cash, after the completion of both recent acquisitions, we continue to be at the ready to capitalize on any attractive acquisition target. We are constantly evaluating potential acquisitions and we remain steadfast in our desire to bring shareholders the best value.

In closing, let me reiterate that we think the remainder of 2007 is going to be a very exciting time for the company as we begin to realize the benefits of our integration skills and experience. We believe that our new product line, our flexible business model and our strong financial position enables us to capitalize on the broad array of opportunities by quickly adapting to changes in the marketplace to generate internal growth, and by growing our business through opportunistic and well timed acquisitions.

We have a lot of work to do in the last quarter of this year and plan to continue to identify new ways to capture market share, increase our visibility, and improve our profitability, including new product launches, branding efforts, business integration and acquisitions.

That concludes our prepared remarks for today. Operator, we are ready to take some questions.

Operator: Thank you ma’am. Today’s question-and-answer session includes both a Mandarin and English translator. Please ask your question in English and allow additional time for translation. To ask a question, please press the star key, followed by the digit one on your touch tone telephone. If you are using a speakerphone, please unmute your phone before pressing star, one to ensure that our equipment can hear your signal. Again, it is star, one for questions. And today’s question and answer session does include a Mandarin and English translator. Please ask your question in English and allow additional time for translation. We will take our first question from Gur Roshwalb with Piper Jaffray.

Gur Roshwalb; Thank you very much for taking my questions. Good evening and a good quarter, there.

Jing Dai: Hi, good evening.

Gur Roshwalb: Thank you. Could you please break out the acquisition revenues for this quarter for CCXA, if any were discussed? If there were any?

Jing Dai: Do you mean the acquisition revenue for the fourth quarter, right?

Gur Roshwalb: No, I mean from the third quarter, are there any revenues for the…

Jing Dai: For the third quarter the acquisition revenue, right?

Gur Roshwalb: Yeah.

Jing Dai: Okay. (Mandarin spoken).

Wilfred Chow: I will take this question. In the third quarter, we recorded $1.2 million revenue from CCXA. So that is the acquired revenue that we recorded in the third quarter.

Gur Roshwalb: Thank you.

Jing Dai: (Mandarin spoken).

Gur Roshwalb: How much additional growth do you think it’s available through extending your distribution network to the rural markets through your product lines of Jinji and the other successful product lines?

Jing Dai: (Mandarin spoken).

Lily Li: Yeah. I’ll take this question.

(Mandarin spoken).

Jing Dai: In fact, we have been trying to expand our distribution point in the past. In fact, after the acquisition of CCXA and Boke, we have since increased the distribution points by about 30%.

Gur Roshwalb: Thank you. What do you attribute the continued strength of prescription product growth given the greater focus you’ve had on the OTC business results?

Jing Dai: Could you please repeat your question?

Gur Roshwalb: Okay. To what do you attribute the continued strength in prescription products, the Shanghuanlian powder and the Cease Enuresis Gel? How can they continue to grow strongly, or to why they are going strongly given the greater focus on the OTC business away from the prescription products?

Jing Dai: The product name that you mentioned are?

Gur Roshwalb: Shanghuanlian powder.

Jing Dai: What powder?

Lily Li: Shanghuanlian gel.

Jing Dai: Okay.

Tony Liu: (Mandarin spoken).

Lily Li: I will take this question.

Jing Dai: (Mandarin spoken).

In fact, at the first quarter, due to the macro environment we adapted and adjusted our product development strategy and were focused on the OTC products. In fact, from the results of the third quarter, we can see that the adjustment of our product development strategy has been proved very successful.

In fact, the sales of OTC products account for 45% of order sales and the prescription products accounts for 36% of order sales and so we can see the adjustment is very successful and it has successfully increased our margin and in fact even though we are now focusing on the OTC markets, we still see an increase in growth of prescription markets and that’s what we have anticipated.

As we have mentioned in the first and the second quarter conference call the prescription products have been witnessing growth and especially the revenues from the key products that you have mentioned the Shanghuanlian injection powder and the Cease Enuresis capsule, in fact they have seen 35% of growth.

Gur Roshwalb: Thank you, and my last question. How do you expect the cost of integrating the acquisitions to affect your net margins in 2008?

Tony Liu: (Mandarin spoken).

Jing Dai: (Mandarin spoken).

Based upon our past acquisition experience, at the beginning of the acquisitions, in fact the gross margin of our company will be affected by those newly acquired enterprises due to their previous low gross margin or low production efficiency. And so, in fact, the acquisition has to a certain extent, affected the gross margin of our company, but as for the net margin in the future, I don’t see any big influence.

Gur Roshwalb: Thank you very much for taking my questions.

Jing Dai: Thank you

Operator: And we’ll next question comes Katharine Lu with CIBC World Market

Katharine Lu: Hi. Good afternoon, Tony, Lily, Wilfred, and all. Congratulations on the quarter.

Jing Dai: Hello, Katharine.

Katharine Lu: Hi, my first question, I just want to get some clarification on your guidance. Does your EPS guidance include foreign exchange gains?

Jing Dai: EPS guidance?

Katharine Lu: (Mandarin spoken).

Wilfred Chow: (Mandarin spoken).

The guidance that we have on the EPS is based on the net income on the income statement, divided by the estimated weighted average share count. If you are referring to the foreign exchange gain as part of the comprehensive income, that is not included in the calculation of the EPS.

Katharine Lu: Okay. Great. Thank you. Second — yeah, I am afraid I want to continue to follow up on one of the questions asked before. I would like to get a sense of the product gross margin for CCXA and Boke acquisition. I understand in the initial stage of the integration, we probably should expect a decline in gross margin of those products, as Lily just mentioned. But going forward, do you feel the gross margin should come back to like 70% at the end of this quarter, could you give some color on that?

Tony Liu: (Mandarin spoken).

Jing Dai: (Mandarin spoken).

Katharine Lu: Okay, great. Thank you.

Tony Liu: (Mandarin spoken).

Jing Dai: For the short-term, to a certain extent, the gross margin will be affected by the new acquisition, but for the long-term we are trying to improve the gross margin of those acquired enterprises to the existing level of AOBO, and we are very confident about that. And in fact, the gross margin is affected by many factors such as the product line, the production efficiency, and acquisition. But, I want to reiterate that we are very confident that we are able to improve the gross margin of those newly acquired enterprises to our existing level.

Katharine Lu: Okay, thank you. My final question is in regard to your acquisition strategy going forward. And from the past two acquisitions, it seems the company is really trying to shifting to the OTC market. But, I am just wondering, because you have significant presence in the rural hospital area, I am wondering like going forward would your acquisition target be more focused on OTC or it will be balanced between OTC and prescription?

Jing Dai: (Mandarin spoken).

Male Speaker: Okay, just now Lily said we want to reiterate the criteria that we use to evaluate our target of acquisitions. The first criteria, we want to acquire companies that have good products, meaning their products are very competitive. That is within what the government policy encourages and these are innovative products. Or the target companies have some distribution channels or other assets that can be complementary to our business. Or the target company has some R&D resources that can be very beneficial for our company to further realize our marketing strategies. And in a nutshell, I want to say we want the target companies to be accretive to our existing business and only after we come to this conclusion then we will consider buying such companies.

Katharine Lu: Okay. Thank you very much.

Jing Dai: Thank you.

Operator: And we will take our next question Julie Chen with Brean Murray.

Julie Chen: Hi Lily and Tony and Wilfred, how are you?

Jing Dai: Hi Julie.

Wilfred Chow: Hi, Julie. (Mandarin spoken)?

Julie Chen: I have a few questions, so in terms of operating efficiency if I were to look at CCXA and Boke for next year, can I view them very similar in terms of the potential revenue contribution, very similar to GLP, or is that not the model I need to look at?

Jing Dai: (Mandarin spoken).

In fact, the acquisition of GLP has been proved to be very successful and based upon our past experience and the historical records, we are now trying to develop towards that direction for Boke and CCXA. But currently we cannot give you a very accurate assessment for these two companies, but we are very comfortable that the acquisition of Boke and CCXA will be very effective.

Julie Chen: Thank you. Next question is on GMP. The Chinese FDA came out with a new GMP standard that’s going to be effective January 1, 2008. With this new standard, how can we you look at what the impact might be in 2008 through these financial statement overall. Is there any OPEX impact, is what I am trying to figure out, or is there any other additional operational impact that will bring?

Jing Dai: (Mandarin spoken).

In fact, on the October 29th, the GMP certification standard has been implemented and the pilot implementation started a year ago, and we have conducted very deep studies and researches into these new standards and we don’t think it will affect the hardware (sp?), the harsh environment. And in fact according to this new standard, greater efforts will be made for the acquisition especially regulation and control. The regulation and control related to the software, such as training of staff, their qualification and production records will be more frequent and stronger. And I think this new standard is a good news to AOBO. In fact, AOBO has been strictly following this new standard and I think the new standard will help the market to develop towards a very good direction. In terms of the influence on the financial statement of our company, I don’t see any influence.

Julie Chen: Thank you. My last question is on staffing, with the acquisition of Boke and CCXA and potentially there’s other acquisitions coming on in the pipeline. In terms of staffing, how should we think of staffing, as not an issue in terms of potential weakness for the company, is the company proactively looking at staffing, finding the right personnel to ensure that the transition will be smooth or is there any other activity is going on to make sure that this is a smooth transition?

Jing Dai: (Mandarin spoken).

In fact, the management of AOBO is well strengthened, the group is very stable, and under Tony, there are about 50 senior management who have been actively working in various fields and they have been playing very important roles. And they have stably contributed significantly to our company. And in terms of talent selection, we have two methods, one is the internal promotion, those people and staff who are very familiar with our businesses and who have been trained and developed by our company will be promoted to some key position. And another method is the external recruitment and in fact training has been playing a key role in AOBO.

For the past three quarters in 2007, a lot of work has been done and a lot of input has been made in training. And in terms of the cost that you can see, the training cost of our company increased by 50% and so we are very confident about the staffing and management team and of course a lot of work has been done.

Julie Chen: Thank you very much.

Tony Liu: (Mandarin spoken).

Jing Dai: In terms of the staffing for CCXA and the Boke—after the acquisition of these two companies was completed, in fact, we have maintained the original management team and the team is very stable. Currently, all the major managements are still working in these two companies. And we have adjusted this staffing in these two companies from (inaudible) the financial staff according to the requirement of USA SEC and internal control we strengthened our management efforts for the financial staff.

Another factor related to the personnel and staffing adjustment is about the enterprise culture. In fact, we have tried to integrate these two companies into the culture of AOBO, so that they can adapt themselves to the requirement of the public company and currently the operation of these two companies is very successful and we are very confident about the staffing of these two companies.

Julie Chen: Thank you very much.

Operator: And as a reminder, if you would like to ask a question at this time, please press the star key, followed by the digit one on your touch tone telephone. We’ll take our next question from Shaumo Sadhukhan with Lotus Partners

Shaumo Sadhukhan: Hi, can you explain the additional money that was spent this quarter on advertising and which products you were primarily targeting with the increased advertising?

Jing Dai: (Mandarin spoken).

In the first quarter, the advertisement expenditures increased to 16%, in fact the increased advertisement expenditure is closely related to our adjustments from the prescription products to OTC products. In particular, we conducted a lot of advertisement efforts for the Jinji product in order to build our product’s brand and increase the sales. And in fact, this enhanced advertisement expenditures can help strengthen our brand, develop the brand and serve for the other series of products and I think this kind of influence is necessary as it commensurates with our overall strategy.

Shaumo Sadhukhan: The additional advertising, is that for Jinji capsule or is that for Jinji, Yi Mu Cao primarily?

Jing Dai: (Mandarin spoken).

In fact, both Jinji series and Yi Mu Cao products and in fact half of the advertisement expenditures were used for the GLP products and from the financial statements you can see it has been very effective.

Shaumo Sadhukhan: The advertising expenditures that you are making, is it primarily for growth now or growth in the future or is it a combination of both of those?

Jing Dai: (Mandarin spoken).

In fact, the advertisement input is not just for the short-term specific product. It is designed for the series of products and the brand building of our company. For example, take Jinji product as an example. We want to develop Jinji products into the number one brand for women medicine, and also, this advertisement includes a design to build the position of AOBO as the leading company that produces the plant-based product.

Shaumo Sadhukhan: And the additions that you are making to your sales force right now, is that to prepare for the acquisitions that have been made with CCXA and Boke or is it because you expect that those additions to the sales force will help sales of existing AOBO products?

Jing Dai: (Mandarin spoken).

Lily Li: (Mandarin spoken).

Jing Dai: In fact, the increased staff of AOBO is appropriate for our strategy and is designed for both the acquisitions and the organic growth of our company. And the increase of the sales force, in fact, is designed to on the one hand consolidate the existing market channels who have better contact with those distributors and the wholesale lines and on the other hand it is designed to expand the existing channels.

Shaumo Sadhukhan: One final question, in terms of the acquisitions that you’ve done the last two GLP, you went from $10 million to $40 million plus in sales. Now same with HSPL you went from you know $5 million or $6 million of sales to more than $25 million of sales. Can you talk about whether the potential of the two new acquisitions, given enough time, is to be able to do similar things?

Jing Dai: (Mandarin spoken).

Lily Li: (Mandarin spoken).

Jing Dai: In fact, Boke has only been acquired for about 20 days and for CCXA only more than a month. So I cannot be very specific about them, but I can assure you that we are working for that direction.

Shaumo Sadhukhan: Okay, thank you.

Lily Li: Thank you.

Operator: We’ll take our next question from Randy Saluck with Mortar Rock Capital.

Randy Saluck: Hi, most of my questions have been answered. But it was a strong quarter and the long term story seems pretty impressive to me. I know you’ve touched upon this before, but I want to go back and maybe ask you about your pipeline for acquisitions and sort of what the plan is in thinking in terms of making additional acquisitions. And not related much to criteria as much as what the pipeline looks like and what’s the timing?

Jing Dai: (Mandarin spoken).

Lily Li: (Mandarin spoken).

Jing Dai: In fact, as for the acquisition standards I have mentioned, the companies that are complementary to our company and have innovative products and can expand our distribution channels and provide science and research efforts. Then all of those companies will be the target of our acquisition efforts. And currently we are actively evaluating the good potential companies that meet these requirements. But as for the specific number of acquisition, I cannot give you the exact number now. As the target acquisition companies are defined, we will update you.

Operator: And that does conclude our question-and-answer session. At this time I would like to turn the call back over to our management for additional and closing remarks.

Lily Li: Thank you everyone for participating in this quarter’s conference call. We are looking forward to update you in the next quarter’s conference call. Thank you everyone.

Operator: That does conclude today’s conference. Thank you for your participation. You may disconnect at this time.